Exhibit 16.1

March 11, 2019

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of DarkPulse, Inc. (f/k/a Klever Marketing, Inc.) (the “Company”) Form 8-K dated March 11, 2019, and are in agreement with the statements relating only to Haynie & Company contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah